UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/x/ Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

Reply To:	SUSAN M. STALNECKER
E. I. du Pont de Nemours and Company
Vice President, Risk Management
4417 Lancaster Pike, CRP 708/112
Wilmington, DE 19805
Telephone:	302.999.5278
Facsimile:	302.999.3404
Email:	susan.m.stalnecker@usa.dupont.com

April 19, 2006

Dear _________

I am writing to you in connection with the E. I. du Pont de Nemours and Company Annual Meeting of Stockholders which will be held on April 26, 2006. A group of stockholders has proposed, and we have included as Proposal 6 on the agenda for the Meeting, a proposal that would have the Company issue a report “evaluating the feasibility of an expeditious phase-out of the use of PFOA in the production of all DuPont products...”. We believe the current strategy of using our science to reduce exposure to PFOA attributable to either emissions from our facilities or potentially from our products is one that optimizes shareholder value, contributes to societal benefits and is acceptable to the United States Environmental Protection Agency (EPA). The Board recommends that shareholders vote AGAINST item 6 on the proxy card. We urge you to consider the following in making your decision.

DuPont is committed to putting our science to work to ensure our workers are safe, the public is safe, our products are safe and the environment is well protected. DuPont products made with or containing trace amounts of PFOA are safe for consumers and this has been verified by regulatory agencies in the United States and other countries. To date, there are no known human health effects associated with PFOA. Based on health and toxicological studies conducted by DuPont and other researchers, DuPont believes the weight of evidence indicates that PFOA does not pose a health risk to the general public.

Nevertheless, the presence of PFOA at low levels in the blood of the general population has raised questions that need to be addressed. At the current time, it is not technologically feasible to eliminate the use of PFOA. However, DuPont has developed technologies to (1) substantially reduce emissions from our manufacturing facilities, and (2) develop new products which meet customer needs and are competitively superior. Shareholder value is enhanced because we continue to serve our customers, our offerings are competitively advantaged, and regulatory risks are managed and uncertainty reduced.

Despite the fact that PFOA is not a regulated chemical, DuPont has dramatically reduced emissions of PFOA from our facilities – having achieved a 90 percent reduction globally from

2000 to 2005. In addition, PFOA content in our products and emissions from our manufacturing facilities will be substantially eliminated by 2007. All of DuPont’s actions have been embodied within the U.S EPA 2010/2015 PFOA Stewardship Program. DuPont was the first company to join the EPA program. Seven other companies have now signed up to the program and can be expected to make similar investments in emission reductions and new products. This step was critical to secure a level playing field and accomplish the EPA’s objectives. As a part our agreement, DuPont will report to the EPA our global progress against our commitment, and that information will be available to our shareholders and the public.

DuPont has proactively also analyzed the content, estimated potential theoretical exposure and conducted risk characterizations to assure the safety of consumer products. These studies were conducted by a third party and peer-reviewed by an independent scientific panel. The results reaffirmed DuPont’s position that products are safe for their intended uses, and the use of the products would not result in quantifiable exposure to consumers.

The EPA is on the record with respect to DuPont actions, human health effects, and the safety of these products:

“I am pleased to say that DuPont has already responded to Administrator Johnson’s letter... I would like to commend them for their leadership in moving to voluntarily reduce their emissions and uses of PFOA and I am hopeful that others will follow.” (Susan Hazen, Acting Administrator of the EPA Office of Prevention, Pesticides and Toxic Substances, press conference Jan. 25, 2006)

“Although our risk assessment activities are not yet complete and new data may change the current picture, to date EPA is not aware of any studies specifically relating current levels of PFOA exposure to human health effects”. (Administrator Stephen L. Johnson, Letter to DuPont, Jan. 25, 2006)

“The information the EPA has available does not indicate that the routine use of household products poses a concern. At the present time, EPA does not believe there is any reason for consumers to stop using any products because of concerns about PFOA. EPA wants to emphasize that it does not have any indication that the public is being exposed to PFOA through the use of Teflon®-coated or other trademarked nonstick cookware. Teflon® and other trademarked products are not PFOA”.1

These products (fluoropolymers and fluorotelomers), produced by DuPont and others, are used in many critically important applications where dependable performance in exacting conditions is essential. Critical industrial uses for fluoropolymers include insulation for wire and cabling, low emissions fuel hoses, pollution filters, high purity handling systems for integrated chip manufacture, and valves, tubing, liners and gaskets for severe service applications. Products made with fluorotelomers protect medical care providers against blood-borne pathogens and provide superior performance in extinguishing hydrocarbon fires, and can contribute significant environmental benefits by extending the life of and providing easier maintenance of many consumer products.

[1]	Source: http://www.epa.gov/oppt/pfoa/index.htm

These products bring consumers many benefits, which include ease of care, reduced maintenance, and extended life for a broad range of articles used every day. In addition, coated cookware facilitates healthy cooking while providing a surface that is easily cleaned.

We are concerned that the supporters of the proposal fail to recognize that currently, it is not technologically feasible to eliminate the use of PFOA in our manufacturing processes, and the alternative - halting production of those products in which it is employed - would have a serious negative impact on both societal benefits and shareholder value. A study contemplating the complete phase-out of its use is neither practical nor a prudent use of our stockholders’ investment. We urge you to vote AGAINST item 6 on your proxy card.

I would appreciate the opportunity to discuss this matter further and will call at a time convenient for you. In the interim, if you have any questions or require further information, please do not hesitate to visit our web site: www.pfoa.dupont.com

You can also feel free to call me at 302- 999-5278.

I look forward to speaking with you.

Regards,

Susan M. Stalnecker